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                              SUPPLY AGREEMENT FOR
                      FHMA(TM) COMMERCIAL SUBSCRIBER UNITS


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                               TABLE OF CONTENTS


1.0            DEFINITIONS..................................      1
               -----------
2.0            MANAGING COORDINATORS......................        4
               ---------------------
3.0            ESTABLISHMENT OF MANUFACTURING STANDARDS.....      4
               ----------------------------------------
4.0            WORKING SAMPLES............................        5
               ---------------
5.0            PRODUCTION FILES...........................        7
               ----------------
6.0            PRODUCTION UNITS...........................        7
               ----------------
7.0            PURCHASE ORDERS/PRODUCT FORECAST...........        8
               --------------------------------
8.0            MANUFACTURING..............................        9
               -------------
9.0            QUALITY ASSURANCE..........................        9
               -----------------
10.0           LATE DELIVERY..............................        9
               -------------
11.0           LABELING AND PACKAGING.....................       10
               ----------------------
12.0           REGULATORY COMPLIANCE......................       10
               ---------------------
13.0           PARTS SUPPLY...............................       11
               ------------
14.0           ACCEPTANCE OR REJECTION....................       11
               -----------------------
15.0           TRAINING AND TECHNICAL SUPPORT.............       11
               ------------------------------
16.0           PRICING AND PAYMENT........................       12
               -------------------
17.0           LIMITED PRODUCT WARRANTY...................       13
               ------------------------
18.0           WARRANTY CLAIMS AND REPAIR.................       14
               --------------------------
19.0           CONFIDENTIALITY............................       15
               ---------------
20.0           INTELLECTUAL PROPERTY OWNERSHIP, LICENSE OF
               -------------------------------------------
               RIGHTS AND RESTRICTIONS....................       17
               -----------------------


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21.0           INTELLECTUAL PROPERTY INDEMNIFICATION......       19
               -------------------------------------

22.0           OTHER INDEMNIFICATION......................       22
               ---------------------

23.0           LIMITATION OF LIABILITY....................       23
               -----------------------

24.0           INSURANCE..................................       23
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25.0           TERM OF THE AGREEMENT......................       23
               ---------------------

26.0           TERMINATION................................       24
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27.0           FORCE MAJEURE..............................       26
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28.0           ENGINEERING CHANGES........................       26
               -------------------

29.0           REPRESENTATIONS............................       27
               ---------------

30.0           ORDER OF PRECEDENCE........................       27
               -------------------

31.0           PUBLICITY..................................       28
               ---------

32.0           ASSIGNMENT OR DELEGATION PROHIBITED........       28
               -----------------------------------

33.0           GOVERNING LAW AND FORUM....................       28
               -----------------------

34.0           NO WAIVER..................................       28
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35.0           PROCUREMENT UNDERSTANDING..................       29
               -------------------------

36.0           COMPLIANCE WITH U.S. GOVERNMENT EXPORT
               --------------------------------------
               CONTROLS...................................       29
               --------

37.0           SURVIVAL OF TERMS..........................       29
               -----------------

38.0           GENERAL....................................       30
               -------

39.0           NOTICES....................................       30
               -------

40.0           ENTIRE AGREEMENT...........................       31
               ----------------

41.0           EFFECT OF TITLE AND HEADINGS...............       31
               ----------------------------

42.0           COUNTERPARTS...............................       31
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                      FHMA(TM) COMMERCIAL SUBSCRIBER UNITS


         THIS AGREEMENT ("Agreement") is made as of this 8th day of June, 1994, by and between GEOTEK COMMUNICATIONS, INC., a Delaware corporation with offices at 20 Craig Road, Montvale, New Jersey 07645, U.S.A. ("Geotek") and MITSUBISHI CONSUMER ELECTRONICS AMERICA, INC., a Delaware corporation with offices at 1001 Cherry Drive, Braselton, Georgia 30517, U.S.A. ("MCEA").


                                    RECITALS

         Geotek, through its subsidiary, POWER SPECTRUM TECHNOLOGY LTD., a corporation organized under the laws of Israel ("PST"), is engaged in the development of certain digital, frequency hopping, wireless communications technology known as Frequency Hopping Multiple Access ("FHMA(TM)") for the purpose of providing wireless communications services. In connection with such efforts, Geotek has developed a preliminary design for an FHMA(TM) commercial subscriber unit.

         Geotek is licensed by the United States Federal Communications Commission to provide FHMA(TM) wireless communications services in the United States.

         MCEA is engaged in the business of manufacturing certain cellular radiotelephone equipment based on extensive RF technology and manufacturing experience.

         Geotek desires to have MCEA establish the manufacturing standards for the commercial subscriber units for inclusion in a definite production file (the "Production File"), which shall also encompass such matters as delivery schedules, performance standards based on engineering specifications by Geotek, test strategy and process, targets for production, cost reduction targets, component/vendor selection and reliability and quality assurance.

         Geotek desires to have MCEA manufacture the commercial subscriber units based on such manufacturing standards and sell the CSU to Geotek.

         NOW THEREFORE, in consideration of the mutual and dependent provisions hereinafter set forth, the parties, intending to be legally bound, agree as follows:


1.0        DEFINITIONS.

           1.1 "Affiliated Companies" shall mean those companies, corporations or other entities which directly own or control, either party to this Agreement and the Subsidiaries of such Affiliated Companies.

           1.2 "Agreement" shall mean this document including the Attachments.


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           1.3 "Billback Term" shall mean the period of time used to recalculate the unit price for Product(s) actually ordered. The initial Billback Term shall commence with first Purchase Order placement and shall apply to Purchase Orders accepted by MCEA through __________. Subsequent Billback Terms shall be for one
(1) year, or as mutually agreed, with quantities credited on a cumulative basis throughout the Term of this Agreement only for purposes of determining unit pricing during subsequent Billback Terms.

           1.4 "Days" shall mean calendar days.

           1.5 "Deliver," "Delivery," "Delivered" or "Delivering" shall mean the transfer of Product(s) to Geotek F.O.B. Braselton, Georgia.

           1.6 "Delivery Date" shall mean the date a Working Sample or a Production Unit shall be delivered to the Delivery location.

           1.7 "Design Specification" shall mean the functional and performance specifications (including, without limitation, bills of materials, schematic diagrams, parts and assembly drawings) for CSU's, including improvements and enhancements resulting from the collaborative work of Geotek and MCEA.

           1.8 "Effective Date" shall mean the date of execution of this Agreement first above written.

           1.9 "Geotek Component" shall mean any components, whether modified or unmodified, developed and supplied by Geotek or any of its Affiliated Companies or Geotek Vendors for use in the Product(s) as required by the Design Specification or the Manufacturing Standard and any Geotek approved changes to such components thereafter.

           1.10 "Geotek Vendors" shall mean producers and suppliers that have been specified by Geotek as the source of certain parts and components to be used by MCEA in the manufacture of the Products, whose parts and components, as the case may be, are supplied as sub-assemblies by PST or Geotek.

           1.11 "Manufacturing Standards" shall mean Technology developed by MCEA and its Affiliated Companies at their expense in the course of deriving production procedures to manufacture the CSU's according to the Design Specification.

           1.12 "MCEA Components" shall mean any components, whether modified or unmodified, developed and/or supplied by MCEA or any of its Affiliated Companies for use in the Product(s) as required by the Design Specification and any MCEA approved changes to such components thereafter.


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           1.13 "Product(s)," "Product" or "Products" shall mean the Geotek digital, mobile, wireless Frequency Hopping Multiple Access commercial subscriber units (the "CSU's") described in Attachment 1, Design Specification.

           1.14 "Production File" shall mean the definite manufacturing specification, attached hereto as Attachment 3 which shall include the Design Specification and the Manufacturing Standards.

           1.15 "Production Units" shall mean MCEA's commercial production units of the Products which conform in all material respects to the requirements of the Production File after Working Samples have been qualified for commercial use and which may include improvements and enhancements of the Geotek FHMA(TM) Technology.

           1.16 "Proprietary Rights" shall mean, in any country, (i) the right to file patent applications and any rights under patent applications; (ii) rights under a grant of letters patent or any similar form of statutory protection for inventions, such as utility model protection and industrial design protection; (iii) rights under copyright, trade secret, mask work or trademark law; and (iv) any other protectable intellectual property rights.

           1.17 "Purchase Order" shall mean a Geotek purchase order issued to and accepted by MCEA pursuant to the provisions of this Agreement.

           1.18 "Section," "Subsection" and/or "Attachments" shall mean Sections, Subsections and/or Attachments of or to this Agreement.

           1.19 "Subsidiary" shall mean a corporation, company or other entity:

                     a. More than fifty percent (50%) of whose outstanding
                shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by a party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

                     b. Which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such company or other entity is now or hereafter owned or controlled, directly or indirectly, by a party, but such company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

           1.20 "Technology" means inventions, discoveries, improvements, innovations, works of authorship, software, documentation, know-how, designs, drawings, specifications, reports, studies, memoranda, invention disclosures,

                                       3

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technical data, technical writings, photographs, sound recordings and other intellectual property that are of a type customarily retained in the normal course of business. The term does not include financial reports, costs analyses, and other information incidental to contract administration.

           1.21 "Term" shall mean the period of time commencing on the date of execution of this Agreement and expiring on [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.].

           1.22 "Working Samples" shall mean MCEA's twenty (20) pilot prototypes and eight hundred (800) pre-production units of the Products for Geotek's internal laboratory and field testing in accordance with Section 4.0 of this Agreement.


2.0        MANAGING COORDINATORS.

           2.1 MCEA, Geotek and PST each shall appoint a Managing Coordinator who shall manage such party's performance under this Agreement, be the primary Product and technical interface with the other party and serve as the focal point for the identification and resolution of any problems that may surface during the course of Product development and manufacturing. Each party shall give prompt notice to the other party in the event there is a change in Managing Coordinators. The Managing Coordinators shall not have authority to amend or modify the terms of this Agreement.

           2.2 The initial Managing Coordinators for each party shall be:

             Geotek:  Tamir Friedrich   MCEA:        Douglas Harrison
                                                     Quality Control Manager,
             PST:     Ezra Shohet                    Cellular Telephone Division


3.0  ESTABLISHMENT OF MANUFACTURING STANDARDS.

     3.1 MCEA shall provide Geotek and PST with analysis and suggestions toward making the Design Specification suitable for manufacturing. Geotek, through its Subsidiary PST, shall provide MCEA with the Design Specification for the Products.

     3.2 MCEA shall review the Design Specification promptly upon receipt, shall consult with the Geotek design team and, as necessary, shall visit the facilities of Geotek, PST and their subcontractors. MCEA shall advise PST and Geotek about sourcing and qualifying components, cost analysis, recommending modifications necessary for volume manufacturing and unit cost reduction and such other activities reasonably necessary for the establishment of Manufacturing Standards for the Products. MCEA shall inform PST and

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Geotek of the results of such meetings and activities and shall consult with
Geotek from time to time. At MCEA's request, Geotek shall participate in such consultations and shall make available to MCEA all Geotek and PST personnel (including subcontractor design personnel) as MCEA requests to correct any problems that may become apparent during manufacturing of the Products.

     3.3 Geotek shall cause PST to prepare a definitive Design Specification based, among other things, upon its consultations with MCEA. PST shall endeavor to deliver such definitive Design Specification to MCEA no later than August 31, 1994. Such Design Specification shall become Attachment 1.

     3.4 MCEA shall use reasonable efforts to deliver to PST and Geotek a preliminary set of manufacturing procedures within eight (8) weeks after PST delivers a definitive Design Specification to MCEA, but in no event later than October 31, 1994. MCEA's preliminary manufacturing procedures shall contain proposed milestones and goals for the production and delivery of the Products, test procedures, production targets, cost reduction targets, recommendations for components and vendors and reliability and quality assurance guidelines.

     3.5 As soon as practicable after MCEA delivers the preliminary manufacturing procedures to PST and Geotek, Geotek shall review them with MCEA. MCEA shall use reasonable efforts to deliver the final Manufacturing Standards within four (4) weeks after PST's approval of the preliminary manufacturing procedures, but in no event later the November 30, 1994. The Manufacturing Standards shall include all subjects set forth in the preliminary manufacturing procedures as modified pursuant to the conclusions of the review by mutual agreement of MCEA, PST and Geotek, together with Technology developed by MCEA for the production of the Products and any executable code developed by MCEA for use in the Products or in manufacturing of the Products, but not the Design Specification. Such Manufacturing Standards shall be incorporated herein as Attachment 2.


4.0   WORKING SAMPLES.

     4.1 Upon written approval by Geotek of the Manufacturing Standards, MCEA shall produce and deliver to Geotek twenty (20) pilot prototypes of the Products in accordance with the development and delivery schedule to be set forth in the Manufacturing Standards. The primary goal of the production of the pilot prototypes shall be to test the design and performance of the Products. All components needed for such pilot prototypes and the base station simulator shall be provided by Geotek.

     4.2 If the parties agree during the course of development of the Working Samples that changes should be made to the Design Specification or the Manufacturing Standards, they shall embody such agreement in writing which specifically amends Attachment 1 or Attachment 2, as the case may be. The parties shall agree upon an equitable adjustment to accommodate the effect

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any such changes may have upon the charges for development, payment schedule, delivery schedule of Working Samples and Production Units and the project schedules. Geotek shall be responsible for the cost of changes Geotek requests to the Design Specifications.

     4.3 MCEA and Geotek shall test such pilot prototypes jointly in accordance with the test procedures to be developed and mutually agreed upon by the parties and incorporated as part of the Manufacturing Standards. Such testing shall be completed within thirty (30) days after the delivery date of the prototypes to Geotek. If the pilot prototypes successfully pass the test procedure, Geotek shall provide MCEA with an acceptance notice and concurrently shall place with MCEA an initial order for Production Units as described in Section 6.0.

     4.4 If the pilot prototypes do not satisfactorily meet the requirements of the test procedures, the Design Specification and the Manufacturing Standards (the "Acceptance Criteria"), Geotek shall give MCEA notice thereof and shall specify in reasonable detail why the pilot prototypes do not meet the Acceptance Criteria. Geotek shall specify necessary corrections and provide means of modification as necessary. MCEA shall promptly, subject to Section 4.6, take necessary corrective action at its cost, but only if such failure is solely caused by MCEA, and, following correction and re-testing, Geotek shall accept the pilot prototypes if such pilot prototypes, as modified, meet the Acceptance Criteria.

     4.5 The failure of Geotek to notify MCEA within thirty (30) days after receipt of the pilot prototypes (or in the case of correction of any deficiencies, within fifteen (15) days following receipt of the corrected pilot prototypes) of any specific reasons why the pilot prototypes do not meet the acceptance criteria shall be deemed to constitute acceptance of the pilot prototypes.

     4.6 If, for a reason which is not attributable in any respect to a deficiency in Geotek's design, MCEA fails to deliver pilot prototypes which meet the Acceptance Criteria within three (3) months, or such longer period as the parties may mutually agree to in writing after the date specified in the Manufacturing Standards, Geotek may terminate this Agreement and shall have no further liability to MCEA, except for payment of the development fees set forth in Attachment 3 which have been earned by MCEA through the date of termination.

     4.7 Promptly after Geotek accepts the pilot prototypes, Geotek shall deliver its Purchase Order to MCEA for pre-production prototypes. Within one-hundred and twenty (120) days after such acceptance, MCEA shall produce and deliver to Geotek eight hundred (800) pre-production prototypes as are the subject of the Purchase Order, which shall be the final confirmation of the Design Specification and the Manufacturing Standards. All components needed for such pre-production prototypes shall be provided by MCEA. If MCEA fails to deliver the eight hundred (800) pre-production prototypes within such schedule, except in the event of an Excusable Delay as defined in Section 27.1, or such longer period as the parties may mutually agree to in writing, Geotek may terminate this Agreement and shall have no obligation to purchase any Production Units of the Products, except for payment of the Development Fees which have been earned by MCEA through the date of termination.

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     4.8 Title and risk of loss or damage to Working Samples shall pass to
Geotek upon delivery to Geotek, FOB, MCEA Braselton, Georgia. If Geotek returns defective Working Samples, risk of loss or damage shall pass to MCEA when Geotek returns such Working Samples to MCEA in Braselton, Georgia.

     4.9  RELATIVE TO THE WORKING SAMPLES, MCEA DISCLAIMS ALL
WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

     4.10 Subject to Geotek's performance of its obligations under the initial Purchase Order pursuant to Subsection 6.1, MCEA shall be responsible for all costs associated with the production and delivery of the Working Samples.


5.0  PRODUCTION FILES.

     5.1 Upon acceptance of the pre-production prototypes, PST shall compile the Design Specification and the Manufacturing Standards into a Production File, which will be attached hereto as Attachment 3. Subject to Section 19 of this Agreement and except for MCEA's Proprietary Rights and other intellectual property rights contained in the Manufacturing Standards, the Production File (including the right to sub-license for manufacture to third parties other than MCEA) shall be owned by Geotek; provided that MCEA shall have the right and license to use the Production File, except for Geotek's Proprietary Rights and other intellectual property rights contained in the Design Specification, on a royalty-free, non-exclusive, perpetual basis in order to produce and distribute for itself or for third party customers products similar to the Products; and further provided that Geotek shall notify MCEA before disclosing the Production File to any third party manufacturer and MCEA shall have the right to review the Production File promptly thereafter and to delete any MCEA Proprietary Rights, Confidential Information and Technology which MCEA reasonably considers to be trade secrets.


6.0  PRODUCTION UNITS.

     6.1 [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.]

     6.2 MCEA shall ship Product(s) to up to a maximum of ten (10) destinations consistent with the direction provided on the Purchase Orders. MCEA bears no responsibility for payment of shipping expenses, and MCEA shall cause all such expenses incurred at Geotek's request to be invoiced by the carrier(s) directly to Geotek.



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7.0  PURCHASE ORDERS/PRODUCT FORECAST.

     7.1 Following the initial Purchase Order, Geotek shall order Product(s) by submitting Purchase Orders from time to time during the term of this Agreement. Geotek shall issue such Purchase Orders at least one hundred and fifty (150) days prior to the first Delivery Date requested therein. MCEA shall review this lead time every six (6) months to determine if, in MCEA's reasonable judgment, it can be shortened, and shall notify Geotek of the results of such reviews.

     7.2 Geotek's order placement shall consist of five (5) separate Purchase orders covering five (5) consecutive months. When month one (1) is completed and shipped, Geotek shall submit a Purchase Order for month six (6) specifying part numbers and quantity and alter the Purchase Order for month three (3) to identify the part number, quantity and ship to location. Geotek shall follow this procedure for each subsequent month to ensure that MCEA shall have five (5) firm Purchase Orders on hand at all times. No quantity changes shall be made to the Purchase Orders for month one (1) and month two (2). No more than a ten percent (10%) variance plus or minus may be made for month three (3). No more than a twenty percent (20%) variance plus or minus may be made for month four
(4). No more than a thirty percent (30%) variance plus or minus may be made for month five (5).

     7.3 Within fourteen (14) days of receipt of Purchase Order(s) or Purchase Order alteration(s), MCEA shall furnish Geotek with a written order or alteration acknowledgement; provided that significant changes in order quantities (exceeding the allowance set forth in Section 7.2) and shipment schedules shall be subject to the mutual agreement of the parties and further provided that such Purchase Order(s) or Purchase Order alteration(s) shall be issued in accordance with the terms of this Agreement.

     7.4 Purchase Orders for month one (1) and month two (2) shall include, without limitation, the, following information:

           a. Product(s) being purchased by part number(s);

           b. Quantity requested;

           c. Unit and total price;

           d. Destination address(es) and requested ship date(s);

           e. Reference to this Agreement and Agreement number; and

           f. If purchases are intended for internal use by Geotek (in which event sales tax will apply).


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     Purchase Orders for months three (3), four (4) and five (5) shall identify the quantity only and authorize MCEA to procure parts in the amounts specified.

     7.5 The risk of loss and title to the Product(s) shall pass to Geotek FOB Braselton, Georgia.

     7.6 Geotek may cancel Purchase Orders or any portions thereof for any reason by notice to MCEA at least thirty (30) days prior to the scheduled Delivery Date. In the event of such cancellation, Geotek shall pay MCEA for the actual materials, labor costs and directly allocated overhead and general and administrative costs directly incurred pursuant to Purchase Orders prior to the effective date of the cancellation, plus a reasonable profit (not to exceed the percentage specified in the applicable Price/Quantity Matrix, Attachment 4) on such costs, and MCEA shall Deliver to Geotek all completed Product(s), work in process and all components procured by MCEA before receipt of such notice for such Purchase Orders.


8.0   MANUFACTURING.

     8.1 MCEA shall provide or acquire all parts, including components (except those parts provided by Geotek pursuant to Section 4. 1), labor and materials necessary to perform MCEA's obligations pursuant to this Agreement. Geotek may request that MCEA change specific material or parts for the manufacture or assembly of the Product(s); providing that Geotek agrees in advance, in writing, to any adjustments to the price and delivery schedule of the Product(s) resulting from the use of such specific parts or materials. MCEA agrees to manufacture and assemble Product(s) in accordance with the Production File.

     8.2 MCEA shall perform final testing of all Products at its Braselton, Georgia facility.


9.0  QUALITY ASSURANCE.

     9.1 MCEA shall establish, maintain and manage a quality assurance program for the Products that is consistent with standard industry practices to ensure that the overall reliability, quality and performance objectives stated in the Production File are achieved. Such quality assurance program is subject to Geotek approval, which shall not be unreasonably withheld.


10.0     LATE DELIVERY.

     10.1 If, with respect to orders for Products received by MCEA during any period of ninety (90) days, MCEA has not shipped the Products by the agreed upon Delivery dates for substantially all such orders, except due to the fault or negligence of Geotek or because of Excusable Delay as defined in Section 27.1, then Geotek may assign such orders to other of its manufacturers as may be reasonably necessary to meet demand for the Products; provided that Geotek

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first shall give notice to MCEA and allow MCEA thirty (30) days to cure such breach. If MCEA's plan is reasonably satisfactory to Geotek, it shall not exercise the assignment rights provided in this Section. In no event, however, shall Geotek use or disclose to any third party any MCEA Confidential Information, as defined in Subsection 20.1, in connection with such alternate manufacture. In no event shall MCEA be required to provide any design, software, manufacturing drawings, schematics, mask works or part lists for MCEA Components which MCEA considers confidential.


11.0        LABELING AND PACKAGING.

     11.1 Geotek shall provide MCEA with all necessary specifications and artwork for the labeling of the Products and packaging under the Geotek label. At no additional charge to Geotek, MCEA shall package the Products in standard cardboard boxes and pack them for shipment in containers suitable for reasonable protection against damage during shipment, handling and storage in reasonable dry and unheated storage space. Geotek shall provide MCEA with such packaging configuration requirements.

     11.2 All Products sold to Geotek shall be marked for identification with
(i) the serial number assigned by Geotek, (ii) unit model number, (iii) date code pursuant to Geotek's system of date coding products, (iv) FCC compliance legend and (v) if applicable, an Underwriter's Laboratory label (collectively, "Identification"), in accordance with the sample Identification provided by Geotek. MCEA shall produce and affix such Identification to the Products at no additional cost to Geotek.

     11.3 If Geotek requests additional marking or labeling information on, or elaborate packaging for, the Products which result in a significant change in the cost of materials or production, Geotek and MCEA shall negotiate an equitable price adjustment in good faith.


12.0        REGULATORY COMPLIANCE.

     12.1 ODC Compliance. MCEA represents and warrants that all Products and packaging shall conform to the requirement of Title 40, Code of Federal Regulations, Part 82, Protection of Stratospheric Ozone, including, without limitation those regulations contained in Subpart E and all other applicable rules and regulations relating to or governing the use of ozone depleting chemicals ("ODC's").

     12.2 FCC Compliance. Geotek and MCEA shall cooperate during the Working Samples phase described in Section 4.0 to obtain certification from the Federal Communications Commission that the Products comply with applicable standards and regulations. MCEA represents and warrants that the Products will be in compliance with applicable FCC regulations.


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13.0     PARTS SUPPLY.

     13.1 For a period of three (3) years following the termination or expiration of this Agreement, MCEA shall make available for sale to Geotek at its then current prices replacement and repair parts for the Products. MCEA reserves the right to substitute parts and materials that PST approves as functionally equivalent to the original components.


14.0     ACCEPTANCE OR REJECTION.

     14.1 Geotek may inspect and test all Product(s) prior to acceptance or rejection, and may refuse to accept Product(s) which do not conform to the Design Specification and the Manufacturing Standards. If, after thirty (30) days from delivery of Product(s) to Geotek, Geotek has not notified MCEA of rejection, the Product(s) shall be deemed to be accepted by Geotek. Payment for Product(s) shall not of itself signify acceptance.

     14.2 Prior to the return of rejected Product(s), Geotek shall obtain a return product authorization from MCEA and shall return the Product(s) at MCEA's expense. Unless the Product(s) were wrongfully rejected, MCEA shall repair or replace, at MCEA's expense, rejected Product(s) which fail to meet the Design Specification or the Manufacturing Standards.

     14.3 Upon at least forty eight (48) hours prior notice and with the agreement of MCEA, Geotek or its representatives may conduct spot functional tests of the Products at MCEA's facility in Braselton during MCEA's normal business hours. If any Products fail any material part of the test procedure set forth in the Manufacturing Standards, Geotek may reject such Products, and MCEA shall take all steps necessary to correct such failures.

     14.4 Inspection of failure to inspect the Products upon delivery shall not affect Geotek's rights under the Limited Warranty provisions of this Agreement.

     14.5 MCEA agrees to record date codes and corrective action for all Products rejected pursuant to this Section 14.0.


15.0     TRAINING AND TECHNICAL SUPPORT.

     15.1 As soon as practicable, but in no event later than the Delivery Date of production units of the Product to Geotek, MCEA in consultation with Geotek shall develop a program of training covering all relevant aspects of installation, operation and maintenance of the Products. This training program shall be sufficient to permit a qualified authorized distributor of Geotek (a "Designated Distributor") to install, operate and maintain the Products. MCEA shall offer two (2) such training sessions per year at no additional cost to Geotek and a reasonable number of Designated Distributors, such number to be

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established by agreement of the parties. Additional training, if requested by
Geotek, shall be provided by MCEA subject to a reasonable fee for each such training program.

     15.2 Training sessions may be held, at Geotek's option, at either Geotek's facility or MCEA's facility. In the event Geotek elects to conduct the training sessions at its facility, Geotek shall reimburse MCEA for reasonable travel and living expenses of MCEA employees providing such training.

     15.3 MCEA agrees to provide Geotek with ongoing technical support to assist Geotek in the installation, operation and/or maintenance of the Products at no additional charge to Geotek. MCEA shall provide, for a period of two (2) years following the termination of this Agreement, such technical support on MCEA's standard service terms and at MCEA's then current standard charges for such services.


16.0     PRICING AND PAYMENT.

     16.1 The unit prices to be paid by Geotek for Product(s), as set forth in the Price/Quantity Matrix, Attachment 4, shall be based upon the total quantity of Product(s) projected to be ordered during the initial Billback Term of this Agreement and as subsequently amended by mutual agreement.

     16.2 Except as otherwise provided in this Agreement, the unit price includes all charges for the Product(s), any related deliverable items and services and packaging for Delivery to Geotek.

     16.3 If, at the end of each Billback Term, Geotek has ordered a total quantity of Product(s) greater or less than the projected quantity specified in the Price/Quantity Matrix, the unit price for each Product shall be recalculated based upon the total quantity actually ordered by Geotek. If the actual quantity ordered is less than the projected quantity, MCEA shall invoice Geotek and Geotek shall pay the difference between the recalculated price and the price already paid by Geotek for previously Delivered Product(s). If Geotek has purchased more than the projected quantity, MCEA shall pay Geotek the difference between the recalculated price and the price already paid by Geotek for previously Delivered Product(s). Any such recalculation shall be based upon the Engineering Change level and the Price/Quantity Matrix in effect for the Product(s) at the time of their Delivery. Any payment required hereunder shall be made within thirty (30) days after the end of the applicable Billback Term.

     16.4 At any time during the term of this Agreement, the parties may increase or decrease the projected quantity by mutual agreement. The unit price to be paid by Geotek for Product(s) delivered after such notification shall be the applicable price for the new projected quantity specified in the Price/Quantity Matrix.

     16.5 Geotek represents and warrants to MCEA that, prior to the delivery of the first Products pursuant hereto, it shall hold a valid reseller's exemption certificate for Product(s) purchased for resale in each applicable taxing jurisdiction. MCEA shall, where the law permits, treat Geotek as exempt from applicable state and/or local sales tax for Product(s) purchased pursuant to this Agreement. Where required by state or local law, Geotek shall provide MCEA with a valid reseller's exemption certificate for each taxing jurisdiction to which MCEA ships Product(s). Geotek shall promptly notify MCEA in writing of any modification or revocation of its exempt status. Geotek shall reimburse MCEA for any and all assessments, interest and penalties resulting from a refusal by a taxing jurisdiction to recognize any of Geotek's exempt certificates or from Geotek's failure to provide MCEA a valid certificate or to notify MCEA in writing of any modification or revocation of its exempt status. When Geotek purchases Products for internal use pursuant to this Agreement, Geotek shall notify MCEA and shall pay any applicable sales tax to MCEA.

     16.6 If Geotek and MCEA renew or extend the term of this Agreement, the parties shall negotiate a new Price/Quantity Matrix based upon the quantities of Product(s) projected to be ordered by Geotek during such renewal term.

     16.7 MCEA shall submit invoice(s) periodically to Geotek (i) for development work; (ii) upon shipment of Product(s); and (iii) for all other charges and expenses payable by Geotek pursuant to this Agreement. Invoice(s) shall be sent to:

           Geotek Communications, Inc.
           Accounts Payable
           20 Craig Road
           Montvale, New Jersey 07645

     16.8 Terms of payment shall be net thirty (30) days after receipt of an invoice by Geotek. If any amount is not paid when due, Geotek shall pay MCEA interest at a rate not to exceed the lesser of one and one-half percent (1 1/2%) per month or the maximum allowed by law on the delinquent payment. Geotek shall also reimburse MCEA for any costs of collection and reasonable attorneys' fees.

     16.9 Upon the request of Geotek, MCEA shall execute and deliver to Geotek bills of sale in connection with the shipment of the Products which shall evidence conveyance of the Products free and clear of all liens, security interests and encumbrances.


17.0     LIMITED PRODUCT WARRANTY.

     17.1 Except for the firmware, parts and other materials provided by Geotek and Geotek Vendors as set forth in the List of Non-MCEA Components, Attachment 5, MCEA warrants to Geotek that Product(s) sold and delivered by MCEA pursuant to this Agreement shall conform in all material respects to the Production File and shall be free from defects in material and workmanship under normal use and operation for a period of one (1) year from the Delivery Date.

     17.2 This warranty shall not apply to any claims, problems or defects which are the result of normal wear and tear, mishandling, misuse, failure to follow written instruction of MCEA for the operation, care and maintenance of the Products, neglect or improper testing or repair. This limited warranty shall survive inspection, acceptance and payment.

     17.3 To the extent Products are distributed outside of the United States, the Production File and, if appropriate, the price shall be equitably modified and agreed to by both parties to reflect the requirements of local government agencies in such countries.

     17.4 THE ABOVE WARRANTY IS THE EXCLUSIVE WARRANTY FROM MCEA TO GEOTEK WITH RESPECT TO THE PRODUCTS. MCEA EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     17.5 MCEA shall provide to Geotek detailed information, including location, telephone number, contact person and hours of operation for the MCEA service representative who will be Geotek's contact for warranty claims and questions.

      17.6 The warranty period shall be extended by an amount equal to any time period during which any Product covered by the warranty is being repaired. Replaced Products shall be warranted for the balance of the original one (1) year warranty period from their initial Delivery Date, plus time equal to the time such Products are unavailable to the endusers because of replacement and shipment time.


18.0     WARRANTY CLAIMS AND REPAIR.

     18.1 Failures and/or defects attributable to the Design Specification or by parts or components supplied by Geotek Vendors shall be the responsibility of Geotek.

     18.2 Geotek shall promptly notify MCEA of any Products which it believes do not comply with MCEA's Limited Warranty and shall make such Products available to MCEA for its inspection. Geotek shall be responsible, at its sole cost and expense, for the initial level of problem diagnosis. Upon receipt of such notification, MCEA shall, as soon as practicable, investigate any such claim to determine the nature and cause and shall inform Geotek of the results.

     18.3 Geotek or Geotek's Designated Distributor shall return pursuant to Subsection 14.2, Product(s) that are defective or that need repair or replacement in accordance with this section to MCEA.

     18.4 Except as provided in Section 18.5, MCEA shall, at MCEA's option, either replace or repair Product(s) found to be defective during the warranty period within a reasonable time after return by Geotek. Products repaired under warranty shall appear and function as if they were new, excluding normal wear and tear.

     18.5 If the Product(s) are returned to MCEA and MCEA determines in good faith that such Product(s) are not defective, Geotek shall pay MCEA a fixed amount to be negotiated between MCEA and Geotek ("no defects found" charge) for each such Product(s) and reimburse MCEA for the cost of return. Such charge shall be renegotiated at the end of each Billback Term.

     18.6 Upon receipt of the returned Product(s), MCEA shall repair and ship the Product(s) to the location designated by Geotek or Geotek's Designated Distributor(s) within ten (10) working days.

     18.7 MCEA agrees to record date codes and corrective action for all Product(s) returned for repair or replacement.

     18.8 If Geotek so requests and agrees to bear the incremental cost, Product(s) returned to MCEA for repairs shall be brought up to the latest Engineering Change (EC) level when repaired (excluding "manufacturing only" changes).

     18.9 MCEA shall repair and upgrade non-warranty and/or post-warranty Product(s) in accordance with Geotek or Geotek's Designated Distributor(s) instruction and expense as set forth in Attachment 6, Repair Process. MCEA and Geotek shall negotiate, in good faith, terms of a post-warranty repair agreement for MCEA's continued repair of Product(s) for three (3) years after the expiration or termination of this Agreement.

     18.10 For warranty service, Geotek or its Designated Distributor(s) shall pay the freight to MCEA, and MCEA shall pay the return shipping costs. For post-warranty repairs, Geotek or its Designated Distributor(s) shall pay all freight charges. MCEA shall issue Geotek a consolidated monthly invoice for all such shipping costs.


19.0     CONFIDENTIALITY.

     19.1 Before and during the term of this Agreement, each party may disclose to the other party certain Technology, design and manufacturing data, business and financial plans or other information related to the subject matter of this Agreement, either in writing, by other tangible medium or orally, which the disclosing party considers to be and desires to be treated as confidential

("Confidential Information"). For purposes of this section, as to MCEA, the Design Specification shall be Confidential Information of Geotek. As to Geotek, the Manufacturing Standards shall be Confidential Information of MCEA. All such information shall be labeled or identified as "Confidential" or "Proprietary" or with some similar designation indicating its proprietary nature. If such Confidential Information is disclosed orally, the disclosing party shall so designate at the time of disclosure and shall confirm its confidential nature in writing to the receiving party within fifteen (15) days after such oral disclosure.

     19.2 Without the prior written consent of such party, neither party shall disclose the Confidential Information of the other party to any third party, other than to its own employees and to employees of Subsidiaries, Affiliated Companies or independent contractors with a need to know who are bound by confidentiality agreements comparable in scope to this section, nor use the Confidential Information of the other party for any other purpose other than the performance of this Agreement.

     19.3 Each party shall use the same degree of care to avoid inadvertent disclosure and impermissible use of the disclosing party's Confidential Information which the receiving party employs with respect to its own proprietary confidential information of a similar nature which it does not wish to have disseminated, published or disclosed.

     19.4 This section shall not apply to, and neither party shall be liable for, the disclosure and use of any such Confidential Information which is:

            a. Already in the possession of the receiving party or its Subsidiaries or Affiliated Companies without an obligation of confidentiality as shown by documentary evidence;

            b. Publicly known through no fault of the receiving party;

            c. Obtained by the receiving party from a third party who did not owe the disclosing party a duty to preserve its confidentiality;

            d. Independently developed by the receiving party or by any of its Subsidiaries or Affiliated Companies without use of the Confidential Information of the disclosing party as shown by documentary evidence;

            e. Furnished to any third party by the disclosing party without a similar duty to maintain its confidentiality;

            f. Approved in writing for release by the disclosing party; or

            g. Required to be disclosed by a court or other government authority; provided that prompt notice is given to the disclosing party and the receiving party cooperates with the disclosing party if requested to do so to resist disclosing such material or information.

     19.5 Geotek and MCEA agree that either party's breach of this Section 19.0 will cause the other party irreparable injury for which it will not have an adequate remedy at law. In the event of a breach of this section, the non-breaching party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

     19.6 All Confidential Information is and shall remain the property of the disclosing party. Confidential Information, and any copies thereof, shall be returned to the disclosing party if requested at any time or upon termination of this Agreement; provided that the receiving party may retain one (1) copy in a confidential file for archival purposes for not more than the first to occur of
(i) the expiration of the applicable statute of limitations for lawsuits to be brought for breach of this Section 19.0 after termination of this Agreement if no lawsuit is brought or (ii) a final unappealable resolution of any litigation brought pursuant to this Section 19.0.

     19.7 The obligations of Geotek and MCEA under this Section shall survive the expiration or termination of this Agreement for a period of five (5) years if this Agreement is terminated by either party within the first two years after the Effective Date or three (3) years if termination occurs thereafter.


20.  INTELLECTUAL PROPERTY OWNERSHIP, LICENSE OF RIGHTS AND
     RESTRICTIONS.

     20.1 Geotek shall exclusively own all Proprietary Rights in the Design Specification, including any extensions or enhancements or Technology relating thereto, made solely or jointly by one or more of employees of Geotek or of any of its Subsidiaries or Affiliated Companies during the term of this Agreement and the performance of services hereunder.

     20.2 MCEA shall exclusively own all Proprietary Rights in the Manufacturing Standards, the MCEA Components and any modifications, enhancements, improvements and any other idea, design, concept, technique, invention or discovery related to the Manufacturing Standards or to the MCEA Components, whether or not patentable or registerable, made solely or jointly by one or more employees of MCEA or of any of its Subsidiaries or Affiliated Companies during the term of this Agreement and the performance of services hereunder. Nothing contained in this Subsection shall be deemed or construed to modify Geotek's rights under
Section 5.0 of this Agreement.

     20.3 Except as specifically provided in this Agreement, neither party shall have any rights in the Technology in which the other party owns the Proprietary Rights.

     20.4 In consideration of MCEA's obligations under this Agreement, Geotek hereby grants MCEA a non-exclusive, non-transferrable, royalty-free license for the duration of this Agreement to use the Design Specification for the purpose of developing, manufacturing and servicing the Products for Geotek and its customers.

     20.5 Inventions. "Invention" shall mean any patentable invention which is made solely by either party, or jointly by the parties, during the Term of this Agreement and in the course of designing and/or manufacturing the Product(s) and which is not based upon, derived from or required as an inherent part the use of
(i) the Design Specification or (ii) the Manufacturing Standards or MCEA's components. The party making an Invention shall promptly make a complete written disclosure to the other party of such Invention, specifically pointing out the features or concepts which it believes to be new or different. Each Invention made solely by either party shall be that party's property, subject to a license which that party hereby grants to the other party. All licenses granted to either party under this subsection are worldwide, irrevocable, nonexclusive, nontransferable and fully paid up and convey the right to make, have made, use, have used, lease, sell and/or otherwise transfer any Product(s), to practice any method covered by the licensed patents and shall include the right to the grantee to grant sublicenses to its Subsidiaries and Affiliated Companies and to third parties without accounting. Any sublicenses shall include the right of the sublicensed Subsidiaries and Affiliated Companies correspondingly to sublicense other Subsidiaries and Affiliated Companies and third parties. These sublicenses may be irrevocable. Inventions made jointly by the parties shall be jointly owned. Title to all patents issued thereon shall be joint. All expenses incurred in obtaining and maintaining such patents shall be equally shared (except as hereinafter provided), and each party shall have the right to grant a license under such patents as heretofore provided without accounting provided, however that MCEA shall: (i) mark or otherwise visibly distinguish products manufactured for or sold to such other customers so as to make them clearly identifiable as different from the Products; and (ii) offer to sell to Geotek the Products on terms of sale no less favorable than those MCEA offers to its other customers for any products similar in function to the Products in the same quantities and on the same delivery schedule. With respect to any joint Inventions, where one party elects not to seek or maintain such protection thereon in any particular country or not to share equally in the expenses thereof, the other party shall have the right to seek or maintain such protection at its own expense and shall have full control over the prosecution and maintenance thereof even though title to any patent issuing thereon shall be joint. Nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel or otherwise, any license under any patents or patent applications relating to inventions of either party not covered by this subsection.

     20.6 Works of Authorship. All original works of authorship in the form of documentation or other material useful in manufacturing, operating and servicing the Product(s) which is prepared for or submitted to Geotek by MCEA under this Agreement shall be owned by MCEA and shall be subject to a worldwide, royalty-free, irrevocable, nonexclusive, nontransferable and fully paid up license from MCEA to Geotek to reproduce, prepare derivative works based upon and distribute such works in connection with the commercial exploitation of the

Product(s); provided that such license shall not extend to any such works which relate to the Manufacturing Standards or the design, specifications, manufacturing, testing or operation of MCEA Components. Works of authorship created jointly by the parties shall be jointly owned and title to all copyrights registered thereon shall be joint. All expenses incurred in obtaining copyright registration shall be equally shared and each party shall have the right to license third parties under such copyrights without accounting on the terms set forth in Subsection 20.5. Nothing contained in this Agreement shall be deemed to grant, either directly or by implication, estoppel or otherwise, any license under any copyrights relating to works of authorship of either party not covered by this subsection.

     20.7 Trademarks. Any other provisions of this Agreement notwithstanding, neither party shall have the right to use the trademarks, trade names or Product(s) names of the other party (including those of Subsidiaries or Affiliated Companies) directly or indirectly in connection with any Product(s), promotion or publication without the prior written approval of the other party.


21.0     INTELLECTUAL PROPERTY INDEMNIFICATION.

     21.1 MCEA shall defend, indemnify and hold harmless Geotek from any claims, suits, actions, liabilities and costs of any kind, including reasonable attorneys' fees and costs, arising from or related to any suit or claim against Geotek to the extent such suit or claim is based upon an assertion that the Manufacturing Standards (except for such portion of the Manufacturing Standards which is reasonably and essentially required to comply with the Design Specification) or any MCEA Component by itself or in combination with any other MCEA Component as used in the Product(s) infringes Proprietary Rights of a third party, and MCEA shall pay the amount of the settlement or the costs, damages and attorneys' fees and costs finally awarded by a court in any such suit or claim, provided that:

            a. Geotek promptly notifies MCEA in writing of any such claim or threatened or actual suit;

            b. MCEA has sole control of the defense and settlement of such suit, claim or the like and related settlement negotiations; and

            c. Geotek cooperates in the defense and settlement negotiation of such suit or claim.

     21.2 In the event MCEA is notified of an actual claim or suit or of a threatened claim or suit or determines that such claim or suit is likely to occur for which it is obligated to provide indemnification pursuant hereto, MCEA may, at its expense, without obligation to do so, procure for Geotek the right to continue to market, use and have others market and use the Product(s), or MCEA may, at its expense, replace or modify the Product(s) to make them non-infringing, in which event Geotek shall return all the Product(s) in Geotek's inventory or under its control using the allegedly infringing Manufacturing Standards or MCEA Component(s) to MCEA in order for MCEA to perform such replacement or modification. In the event of an actual claim or suit and if MCEA determines that none of the preceding alternatives is reasonably available, Geotek shall return such Product(s) that are in Geotek's inventory or under its control to MCEA, and MCEA shall give Geotek credit and/or reimburse to Geotek an amount equal to the price paid by Geotek to MCEA for such returned Products.

     21.3 Geotek shall defend, indemnify and hold harmless MCEA and its Affiliated Companies from any and all claims, suits, actions, liabilities and costs of any kind, including reasonable attorneys' fees and costs, arising from or related to any suit or claim against MCEA to the extent such suit or claim is based upon an assertion that the Product(s) or any portion thereof (including, but not limited to, the Design Specification, software and firmware of the Products, parts and components obtained from Geotek vendors and the FHMA(TM) technology), other than the Manufacturing Standards or the MCEA Components, infringe Proprietary Rights of a third party, and Geotek shall pay the amount of settlement or the costs, damages, and attorneys' fees and costs finally awarded by a court in any such suit or claim, provided that:

            a. MCEA promptly notifies Geotek in writing of any such claim or threatened or actual suit;

            b. Geotek has sole control of the defense and settlement of such suit, claim or the like and related settlement negotiations; and

            c. MCEA cooperates in the defense and settlement negotiation of such suit, claim or the like.

     21.4 In the event Geotek is notified of an actual claim or suit or of a threatened claim or suit or determines that such claim or suit is likely to occur for which it is obligated to provide indemnification pursuant hereto, Geotek may, at its expense, without obligation to do so, procure for MCEA the right to continue to manufacture the Product(s) for Geotek or its Designated Distributor, or Geotek may, at its expense, replace or modify the infringing Product(s) to make them non-infringing, in which event MCEA will cooperate with Geotek, at Geotek's expense, in such replacement or modification. If Geotek determines that none of the alternatives is reasonably available, Geotek agrees to: (i) purchase from MCEA such Product(s) at the prices specified in Geotek's then outstanding Purchase Order; (ii) pay MCEA its costs for work-in-process and materials which MCEA is contractually obligated to purchase; and (iii) reimburse MCEA for its nonrecurring engineering expenses incurred in the manufacturing of the Product(s) that MCEA has not recovered to date.

     21.5 Limitation on MCEA's Indemnification. MCEA shall have no obligation to Geotek regarding any Proprietary Rights claim or suit, whether actual or threatened, under the terms of this Section 21 to the extent that such claim or suit is caused by, arises from or is attributable to:

            a. Any modification to any MCEA Component: (i) by Geotek or any third party or (ii) by MCEA as instructed by Geotek or otherwise pursuant to the Design Specification or a subsequent modification thereof;

            b. The combination, operation or use of a MCEA Component with any other product, data, apparatus or application;

            c. The use of the Product(s) or any MCEA Component in a manner that is not within the contemplated scope or in connection with the terms of this Agreement;

            d. MCEA's compliance with the Design Specification or, to the extent that such portion is reasonably and essentially required to comply with the Design Specifications, any portion of the Manufacturing Standards;

            e. A device incorporated into the Product(s) which is procured from a third party at the direction of Geotek;

            f. The use of any Product(s) in a manner for which it was not designed or in combination with any equipment not designed, developed or manufactured by MCEA; or

            g. The settlement of any suit or claim without the consent of MCEA.

     21.6 Limitation on Geotek's Indemnification. Geotek shall have no obligation to MCEA regarding any Proprietary Rights claim or suit, whether actual or threatened, under the terms of this Section 21 to the extent that such claim or suit is caused by, arises from or is attributable to:

            a. Any modification of any Geotek Component: (i) by MCEA or (ii) by Geotek as instructed in writing by MCEA;

            b. The combination, operation or use of a Geotek Component with any MCEA Component;

            c. Geotek's compliance with the Manufacturing Standards;

            d. A device incorporated into the Product(s) which is procured from a third party at the direction of MCEA; or

            e. The settlement of any claim or suit without the consent of Geotek.

     21.7 Avoidance of Infringement. In performing its obligations under this Agreement, each party represents to the other that, to the best of its knowledge, it is not infringing any patent, copyright, mask work right, tradename, trademark or trade secret of any third party.

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




     21.8 MCEA's indemnification provided in this Section 21.0 does not extend to (i) infringement that would not have occurred but for modifications or additions by persons other than MCEA to the Products or to MCEA components; (ii) infringement that would not have occurred but for modifications or additions to the Design Specification or other materials provided by Geotek to MCEA under this Agreement; (iii) settlement of any claim made without the consent of the indemnifying party; or (iv) combination of the Products or MCEA components with other products.

     21.9 Limitations on the Parties' Intellectual Property Indemnification Obligations. This Section 21.0 shall survive the expiration or termination of this Agreement in any manner whatsoever. This Section 21.0 specifies the exclusive remedies of the parties for any alleged infringement or misappropriation of any Proprietary Right of any third party by the Manufacturing Standards or the MCEA components provided by MCEA to Geotek under this Agreement and by the Design Specification or other material provided by Geotek to MCEA under this Agreement. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER BY VIRTUE OF ANY SUCH INFRINGEMENT OR VIOLATION FOR; (I) INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT OR TORT; OR (II) ANY COSTS OR EXPENSES INCURRED WITHOUT THE OTHER'S WRITTEN AUTHORIZATION AND NOT IN COMPLIANCE WITH THIS SECTION 21.


22.0     OTHER INDEMNIFICATION.

     22.1 MCEA shall defend, indemnify and hold harmless Geotek from all damages, costs, expenses, including reasonable attorneys' fees and costs, and all other liabilities incurred by Geotek by reason of MCEA's violation of its obligations under Section 12 of this Agreement or by reason of any claim for bodily injury, including death, or damage to property caused by any defects in the Product(s) produced and sold by MCEA pursuant to this Agreement; provided that MCEA shall not be liable in any event for loss or injury to persons or property to the extent such loss or injury is caused by, arises from or is attributable to (i) compliance with the Design Specification; (ii) any component, equipment or software not furnished by MCEA; (iii) misuse, neglect, abuse of or accident to the Product(s) in an application for which they were not intended or operation under environmental, power, electrical and operating conditions which are beyond those specified by MCEA; (iv) use of the Product(s) in an application for which they were not intended; (v) improper inadequate installation, operation, maintenance or repair; or (vi) modification in a manner not authorized in writing by MCEA.

     22.2 Geotek shall defend, indemnify and hold harmless MCEA from and against all damages, costs, expenses, including reasonable attorneys' fees and costs, and all other liabilities incurred by MCEA by reason of claim for bodily injury, including death, or damage to property caused by the negligence or willful misconduct of Geotek or resulting or arising from the Design Specification or the parts and components obtained from Geotek Vendors.

     22.3 Each party hereby agrees that its obligations to the other relative to third party claims pursuant to this Section 22.0 are subject to:

            a. The indemnified party promptly notifying the indemnifying party of any claim or threatened or actual suit;

            b. The indemnifying party having sole control of the defense and settlement of such action or claim and related settlement negotiations; and

            c. The indemnified party cooperating in the defense and settlement of such suit or claim.


23.0     LIMITATION OF LIABILITY.

     23.1 NEITHER PARTY SHALL BE LIABLE TO THE OTHER, WHETHER IN CONTRACT OR IN TORT, FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT WITHOUT LIMITATION, CLAIMS FOR LOST PROFITS OR LOSS OF GOODWILL, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, BY REASON OF ANY BREACH OR DEFAULT UNDER THIS AGREEMENT.


24.0     INSURANCE.

     24.1 Each party shall maintain its own workers' compensation and comprehensive general liability insurance (including product liability coverage) for claims for damages because of bodily injury or death and property damage caused by or arising out of acts or omissions of its employees. The minimum limits of such insurance shall be ONE MILLION DOLLARS ($1,000,000) combined single limit per occurrence.


25.0     TERM OF THE AGREEMENT.

     25.1 The term of this Agreement shall commence on the effective date first set forth above and shall automatically expire [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] without notice; provided that this Agreement shall be extended automatically for three (3) additional periods of one (1) year each unless terminated, with or without cause, upon notice by either party to the other not less than one hundred eighty
(180) days prior to the end of an additional period.

26.0     TERMINATION.

     26.1 Either party shall have the right to immediately terminate this Agreement by notice to the other party if the other party:

            a. Files a petition in bankruptcy, undergoes a reorganization pursuant to a petition in bankruptcy, is adjudicated bankrupt, becomes insolvent, is dissolved or liquidated, files a petition for dissolution or liquidation, makes an assignment for benefit of creditors, has a receiver appointed for its business or otherwise becomes unable to meet its debts as they become due and payable;

           b. Has all or a substantial portion of its capital stock or assets expropriated by any government or other sovereign entity; or

           c. Is subject to a property attachment, court injunction or court order which materially affects its performance under this Agreement.

           d. Subject to Subsection 26.3, undergoes a change in control.

     26.2  "Change of Control" shall be deemed to have occurred if:

           a. Any person, group (within the meaning of rule 13d-5 under the Securities Exchange Act as in effect as of the effective date of this Agreement) or other entity shall come to own, directly or indirectly, beneficially or of record, voting securities representing more than 50% of the total voting power of the other party; or

            b. The other party becomes a Subsidiary of a third party which is not an Affiliated Company.

     26.3 MCEA's right to terminate pursuant to Subsection 26.2 shall be exercisable only in the event the Change in Control results in more than fifty percent (50%) of the total voting power of Geotek being owned by a competitor of MCEA in the wireless telecommunications equipment business and which Change in Control is likely, in the reasonable judgment of MCEA, to result in a detriment to MCEA in such business; provided that in the event of such termination (i) MCEA shall refill all Purchase Order previously accepted by MCEA and outstanding on the effective date of such termination on the terms set forth therein and this Agreement and (ii) Geotek shall have the right, within thirty (30) days after such termination to submit a final Purchase Order for such quantity of Products that does not exceed the total number of Products delivered during the Term pursuant to Geotek's two (2) largest consecutive monthly Purchase Orders.

     26.4 Geotek and MCEA shall each have the right to terminate this Agreement for material breach by the other party. Except for Geotek's failure to pay timely any money due and owing to MCEA, for which five (5) days shall be the time for cure, and except as otherwise specifically provided in this Agreement, termination shall become effective ninety (90) days after notice to the breaching party if the breach is not cured within such ninety (90) days period or, if not susceptible of cure within ninety (90) days, the breaching party begins cure within ninety (90) days and diligently pursues cure to completion. Such notice shall specifically identify the nature of the breach and state an intent to terminate the Agreement.

     26.5 If Geotek terminates this Agreement for any of the reasons specified in Subsections 26.1 and 26.4, MCEA shall:

            a. Immediately cease all assembly operation and production required by Purchase Order(s) previously issued under this Agreement;

            b. Deliver all completed Product(s) already manufactured pursuant to such Purchase Order(s);

            c. Return, at Geotek's expense, all loaned or leased equipment provided to MCEA by Geotek under this Agreement; and

            d. Prepare and submit to Geotek an itemization of all partially completed Product(s), assemblies in process and parts inventories, including parts which MCEA is committed to purchase from its subcontractors ("Work in Process"), which are allocated to the Purchase Order(s) placed under this Agreement.

Geotek shall pay MCEA (i) for Work in Process at MCEA's cost of material, labor and overhead and (ii) the price specified in Geotek Purchase Orders for the completed Product(s) Delivered pursuant to this Subsection 26.5 if termination is pursuant to Subsection 26.1 or because of Geotek's uncured material breach of this Agreement, but not if because of MCEA's uncured material breach of this Agreement.

     26.6 If MCEA terminates this Agreement for any of the reasons specified in Subsections 26.1(a), (b), or (c), but not (d), or 26.4, Geotek shall (i) accept delivery of all ordered Products, (ii) pay all MCEA invoices immediately upon termination or when received if subsequently issued, (iii) pay for Work in Progress and materials which MCEA has ordered or committed to purchase and cannot cancel, (iv) pay for unrecovered development and tooling costs and (v) pay a reasonable profit and price adjustment pursuant to the Price/Quantity Matrix.

     26.7 If Geotek terminates this Agreement pursuant to Subsection 26.1 or 26.4, Geotek shall not be liable for unit price recalculations specified in
Section 16.0 if there is a purchase shortfall. If MCEA terminates this Agreement pursuant to Subsection 26.1 or 26.4, Geotek shall be liable for unit price recalculations as specified in Section 16.0 if there is a purchase shortfall.

27.0     FORCE MAJEURE.

     27.1 Neither party shall be liable to the other party if the performance of any of its obligations under this Agreement is prevented or delayed because of causes beyond its reasonable control including, without limitation, fire, strike, war, insurrection, act of God, law, regulation and embargo of government agency, riot, severe weather, restriction on the use of power or nay other cause beyond its reasonable control and not due to such party's own fault or negligence (an "Excusable Delay"). Such party shall be excused from its performance to the extent caused by such Excusable Delay; provided that such party (i) gives notice of the Excusable Delay to the other party promptly after its occurrence, (ii) uses its reasonable efforts to overcome, mitigate and remove the cause of the event preventing or delaying performance, (iii) continues the performance of all its obligations under this Agreement that are not prevented or delayed and (iv) upon cessation of the Excusable Delay, promptly performs or completes performance of the obligations which were prevented or delayed.


28.0     ENGINEERING CHANGES.

     28.1 "Engineering Change" shall mean any mechanical, electrical, software, electro-mechanical or process change to any Product(s), including changes originating from Geotek or MCEA, which would affect the safety, performance, cost, reliability, serviceability, appearance, dimensions, tolerances, materials and composition of any bill of material of the Product(s).

     28.2 Either party may request an Engineering Change. The Managing Coordinator of the requesting party shall give a written request for the Engineering Change to the Managing Coordinator for the other party.

     28.3 If Geotek requests an Engineering Change, within twenty (20) days of receiving the request, MCEA shall either report to Geotek in writing the likely effects of the change on the Product(s)'s performance, reliability, safety, time of Delivery and prices or explain that such effects cannot be determined. If MCEA requests an Engineering Change, it shall submit such report with the request.

     28.4 Geotek shall decide whether to implement an Engineering Change within thirty (30) days of receiving the written report from MCEA. MCEA shall not implement an Engineering Change without Geotek's written approval, and Geotek agrees not to unreasonably withhold approval to a change requested by MCEA.

29.0     REPRESENTATIONS.

     29.1 Each party represents to the other that: (i) it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement are duly authorized; (iii) this Agreement has been duly executed and delivered by it and is a valid and binding obligation of it; and
(iv) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or violate its charter and by-laws, any other contract or agreement to which it is a party or any applicable law or any order or judgment of any court or governmental authority.

     29.2 Geotek represents that it holds all necessary licenses and permits required by the Federal Communications Commission to provide FHMA(TM) wireless mobile communications services in the United States markets where it offers such services and that such licenses and permits are in full force and effect.

     29.3 MCEA represents that it has the rights, licenses, permits and power to perform all obligations incurred by it under this agreement, including, but not limited to, any necessary rights from MCEA's Affiliated Companies, to grant and deliver to Geotek all Product(s) and rights as provided under this Agreement.

     29.4 Geotek represents that it and PST have the rights, licenses, permits and power to perform all obligations incurred by them under this Agreement, including, but not limited to, any necessary rights to or ownership of the Technology and Proprietary Rights related to the Design Specification and the Products, and Geotek guarantees the performance of PST's obligations under this Agreement.


30.0     ORDER OF PRECEDENCE.

     30.1 In the event of any inconsistency in the provisions of the following, the order of precedence shall be as follows:

            a. This Agreement without its Attachments.

            b. Attachments to this Agreement.

            c. Provisions specified in Subsection 7.4 of this Agreement which appear on the face of Geotek's Purchase Orders as may be modified and mutually agreed upon by MCEA without regard to any pre-printed provisions on any such Purchase Order.

            d. The terms and conditions set forth in this Agreement shall supersede any inconsistent terms and conditions set forth in any Purchase Order or other standard form used by either party.


31.0     PUBLICITY.

     31.1 Neither party shall make or issue any publicity, news release, public announcement or communication of any sort with the media, direct or indirect, written or oral, concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, not to be unreasonably withheld, except as otherwise required in connection with regulatory filing or by applicable law.

     31.2 If either party proposes to include in any advertising a reference to the other party or to any of the other party's trademarks, tradenames or service marks ("Trademarks"), then the other party shall have the right to approve such advertising copy before its publication, which shall not be unreasonably withheld. Once a particular use of a party's corporate name or Trademarks has been approved by such party, further approval of substantially the same usage shall not be required.


32.0     ASSIGNMENT OR DELEGATION PROHIBITED.

     32.1 Neither party shall assign its rights or delegate its obligations under this Agreement without the prior written approval of the other party. Any attempted assignment or delegation without such an approval shall be void.


33.0     GOVERNING LAW AND FORUM.

     33.1 This Agreement shall be governed by and the legal relations between the parties shall be determined in accordance with the substantive laws of the State of Delaware without regard to the conflicts of law principles of Delaware. The parties expressly waive any right to a jury trial and agree that any legal proceeding shall be tried by a judge without a jury.


34.0     NO WAIVER.

     34.1 Failure of either party to insist on strict conformance to any term of this Agreement or Purchase Orders issued pursuant to this Agreement or failure by either party to act in the event of a breach or default shall not be construed as a consent to or waiver of such breach or default or of any subsequent breach or default of the same or any other term contained in this Agreement. No waiver by either party of any right or remedy under this Agreement on any occasion shall be deemed a waiver or otherwise affect such right or remedy on any other occasion. The right of either party to require strict performance and observance of any obligation under this Agreement shall not be affected by any previous waiver or course of dealing.


35.0     PROCUREMENT UNDERSTANDING.

     35.1 Subject to Section 19 hereof, this Agreement does not preclude or prohibit either party from entering into any other agreement with others, or from itself developing, manufacturing or distributing any product or service, including, without limitation, products similar to those which are the subject to this Agreement provided, that MCEA shall: (i) mark or otherwise visibly distinguish products manufactured for or sold to such other customers so as to make them clearly identifiable as different from the Products; and (ii) offer to sell to Geotek the Products on terms of sale no less favorable than those MCEA offers to its other customers for any products similar in function to the Products in the same quantities and on the same delivery schedule.


36.0     COMPLIANCE WITH U.S. GOVERNMENT EXPORT CONTROLS.

     36.1 MCEA is selling the Products to Geotek for resale and use within the United States. If either party exports any Product (or any Technology related thereto created as a result of actions taken in furtherance of this Agreement), such party shall be responsible for complying with the United States Export Administration Act as amended from time to time, with the Export Administration Regulations promulgated from time to time thereunder, with all other export laws and regulations of the United States and with all amendments, modifications or additions thereto, including all laws and regulations relating to re-export. In addition, if Geotek requests MCEA to export Products or any Technology related thereto, Geotek shall be responsible for providing MCEA with timely, complete and accurate information for MCEA to determine, in its sole judgment, the type of export license or permit required by applicable law. Except as provided in the second sentence of this Subsection 36.1, in no event shall MCEA be liable to Geotek or any third party for any delays or failure to obtain an export license or permit or to export any such orders of Geotek. Each party shall indemnify and hold harmless the other from all liabilities, damages, costs and expenses arising from or connected with any breach of its obligations under this action.


37.0     SURVIVAL OF TERMS.

     37.1 Except to the extent specifically provided for in Subsection 19.7, all obligations and duties arising prior to the effective termination or expiration date or that by their nature are intended to survive the expiration, cancellation or termination of this Agreement shall remain in effect after expiration, cancellation or termination.


38.0     GENERAL.

     38.1 While on the other party's premises, each party shall abide by the other party's procedures, rules and regulations with respect to safety and security.

     38.2 Each party is an independent contractor. Nothing in this Agreement shall be construed as establishing a partnership, joint venture or employer-employee relationship between Geotek and MCEA.

     38.3 The following Attachments shall form an integral part of this Agreement as though written out in full in this Agreement:

           a. Attachment 1:  Design Specification

           b. Attachment 2:  Manufacturing Standards

           c. Attachment 3:  Production File

           d. Attachment 4:  Price/Quantity Matrix

           e. Attachment 5:  List of Non-MCEA Components

           f. Attachment 6:  Repair Process


39.0     NOTICES.

     39.1 All notices, requests and other communications permitted or required to be given pursuant to this Agreement shall be in writing and shall be sent to the recipient party at its address set forth below:

     If to Geotek:    20 Craig Road
                      Montvale, New Jersey  07645
                      Attn:  Yaron Eitan
                      Telephone:  (201) 930-9305
                      Facsimile:  (201) 930-9614
                      with a copy to its General Counsel at the same address.

     If to MCEA:      2001 Cherry Drive
                      Braselton, Georgia  30517
                      Attn: John Savage
                      Telephone:  (706) 654-3011
                      Facsimile:  (706) 654-3940

                      with a copy to:    Exec. Vice President & General Counsel
                                         Mitsubishi Electric America, Inc.
                                         5665 Plaza Drive
                                         Cypress, California 90630

     39.2 Any such notice shall be effective on delivery if delivered in person; when receipt is acknowledged if sent by facsimile; upon signature of receipt if sent by prepaid certified mail; and upon the expiration of a second business day after such notice is sent by Federal Express or other reputable overnight delivery service. The parties may, by notice given in accordance herewith, designate other addresses and/or facsimile numbers for receipt of notice.


40.0     ENTIRE AGREEMENT.

     40.1 This Agreement, together with its Attachments, constitutes the entire agreement of the parties respecting its subject matter. It supersedes all previous communications and understanding and agreements, written or oral, between the parties relative to its subject matter and merges all discussions between them.

     40.2 This Agreement may only be amended by subsequent written agreement which is signed by authorized officers of both parties. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.


41.0     EFFECT OF TITLE AND HEADINGS.

     41.1 The title of this Agreement and the headings of its sections are included for convenience and shall have no interpretive significance.


42.0     COUNTERPARTS.

     This Agreement may be executed by the parties and counterparts, both of which, when taken together, shall constitute a single agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.



GEOTEK COMMUNICATIONS, INC.             MITSUBISHI CONSUMER
                                        ELECTRONICS AMERICA, INC.


By:  /s/ Yaron Eitan                    By:   /s/ John A. Savage
     -------------------------                ---------------------------

By:      Yaron Eitan                    By:       John A. Savage
     -------------------------                ---------------------------
     Print Name                                     Print Name

Title:   President                      Title:    Executive Vice President
     -------------------------                ---------------------------

                       Attachment 1: Design Specification
                       ----------------------------------
        [To be provided by PST pursuant to Section 3.3 of the Agreement]

                     Attachment 2: Manufacturing Standards
                     -------------------------------------
       [To be provided by MCEA pursuant to Section 3.5 of the Agreement]

                         Attachment 3: Production File
                         -----------------------------
        [To be compiled by PST pursuant to Section 5.1 of the Agreement]

                      Attachment 4: Price/Quantity Matrix
                      -----------------------------------

                   [To be mutually agreed to by the Parties.]

                   Attachment 5: List of Non-MCEA Components
                   -----------------------------------------
      [To be provided by Geotek pursuant to Section 17.1 of the Agreement]

                          Attachment 6: Repair Process
                          ----------------------------
      [To be provided by Geotek pursuant to Section 18.9 of the Agreement]